Exhibit 99.(j)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, each dated June 11, 2026, and each included in this Post-Effective Amendment No. 995 to the Registration Statement (Form N-1A, File No. 333-132380), of WisdomTree Trust (the “Registration Statement”).

We also consent to the incorporation by reference of our reports dated May 27, 2026, with respect to the financial statements and financial highlights of WisdomTree U.S Multifactor Fund, WisdomTree International Multifactor Fund and WisdomTree Emerging Markets Multifactor Fund (three of the funds constituting WisdomTree Trust) included in the Annual Report to Shareholders (Form N-CSR) for the year ended March 31, 2026, into this Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

June 11, 2026